BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 7th Ordinary Meeting of the Board of Directors

Held on August 31, 2016

1.            Date, Time and Location: Held on August 31, 2016, at 15:00 hours at the office of BRF S.A. (“Company”) located at Rua Hungria, Nº 1.400, 5th floor, Room 5F, in São Paulo City, state of São Paulo.

2.           Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Presence: The meeting was duly called and held within the terms of article 21 of the Company´s Bylaws, with a majority of members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: To discuss: 4.1. The approval of the Internal Regulations of the Company´s Statutory Audit Committee; and 4.2. The approval and election of the managers of subsidiary companies within the Company´s economic group.

5.           Resolutions: The members of the Board of Directors resolved, unanimously and without any reservations:

5.1.      Internal Regulations of the Company´s Statutory Audit Committee. Within the terms of Article 33, clause 6 of the Bylaws, approval was given to the Internal Regulations of the Company´s Statutory Audit Committee, which will now be filed at the Company´s head office and come into practice from the present date.

5.2.      Election of the managers of the businesses within the Company´s economic group. Within the terms of Article 23, (ii), of the Bylaws and in accordance with the recommendation of the Company´s Finance, Governance and Sustainability Committee, approval was given to the election of the managers of subsidiary companies within the Company´s economic group, in line with the report presented to the Board, which will now be filed at the Company´s head office.

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BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 7th Ordinary Meeting of the Board of Directors

Held on August 31, 2016

The Company Directors are now authorized to carry out all and any acts and sign all and any documents required for the implementation of the resolutions hereby approved.

6.           Documents Filed in the Company: The documents related to the agenda referring to the resolutions taken by the Board of Directors or information presented during the meeting will be filed at the Company´s head office.

7.           Approval and Signature of the Minutes: There being no other subjects to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Counselors: Messieurs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

I certify that the present minutes are an accurate and true copy of the original which is filed in Book Number 5, pages 88 to 89 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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